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EXHIBIT 23

                         Consent of Independent Auditors

Board of Directors
The Bank of Kentucky Financial Corporation
Crestview Hills, Kentucky

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-37011 and 333-39322) of The Bank of Kentucky Financial Corporation of our Report of Independent Auditors, dated January 29, 2002, on the consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002, which report is included in Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2002


                                              Crowe, Chizek and Company LLP

March 27, 2003
Louisville, Kentucky